Exhibit 16.1

July 1, 2004

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Gardenburger, Inc. (the “Company”) and, under the date of November 7, 2003, except as to note 16, which is as of December 29, 2003, we reported on the Company’s financial statements as of and for the years ended September 30, 2003 and 2002.  On June 25, 2004, our appointment as principal accountants was terminated.  We have read the Company’s statements included under Item 4 of its Form 8-K dated June 25, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the Audit Committee of Gardenburger’s Board of Directors recommended Gardenburger change audit firms, directed the process of review of candidate firms to replace KPMG and made the final decision to engage BDO and the Company’s statements in the fifth paragraph of Item 4 to its Form 8-K dated June 25, 2004.

Very truly yours,

/s/ KPMG LLP